exhibit 10.16
The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
August 13, 2014
Chris Cunningham
Dear Chris:
We are pleased to confirm our offer of employment for the position of Chief Human Resources Officer of the new Hertz Equipment Rental Company. The position will be based out of the Bonita Springs, FL location. This position reports directly to me. Your start date will be determined upon acceptance of this offer.
Your base salary, paid on a bi-weekly basis, will be $14,038.46 which equates to an annualized salary of $365,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non Competition Agreement.
You are eligible to participate in the Hertz Executive Incentive Plan, which provides for a target annual incentive bonus of 50% of your base salary. For 2014 you will receive a guaranteed bonus of $182,500 payable in March 2015. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.
You will be eligible for an initial equity grant of $205,000. Upon spin, this grant will be converted into equity awards of the Hertz Equipment Rental Company. These awards will be granted at the fair market value on the grant date and will vest over a three year period assuming continued employment. Following your commencement of employment, the grant date will be established during the next open window. Materials and details regarding this plan will be sent to you under separate cover, once employment is commenced.
The company will reimburse you for all expenses you incur in acquiring COBRA insurance from your current employer until such time as you are eligible for medical benefits under the Hertz Custom Benefit Plan.
In addition to your initial equity grant, you will be eligible to participate in a form of an annual equity long-term incentive plan where your target annual equity award will be $310,000 commencing in March 2015. Again, materials and details regarding this plan will be sent to you under separate cover, once employment is commenced.
Generally, equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Generally awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and Stock Options and are subject to the Committee's sole and exclusive discretion.

Should the Company fail to consummate the spin-off of HERC by October 1, 2016 or publicly announce its intentions not to consummate the spin-off you may elect to terminate your employment by providing notice to the Board and the Company within 30 days of any such occurrence. If you provide such notice, once you leave the company you will be eligible for 18 months of your base pay and average annualized bonus (for 2014 and 2015) as severance. The timing of the payment and the general terms of such severance (other than the amount) will be based upon our general severance policy in place at the time of your resignation.
You will also be eligible for service vehicle privileges in this role. This privilege provides for the use of a Hertz service vehicle for personal and professional use. The service vehicle use policy will be reviewed with you upon commencement of your employment.
You will be eligible for 20 days of vacation per the terms and conditions of The Hertz Corporation vacation policy.
You are eligible for a comprehensive relocation assistance program according to the terms and conditions of Hertz's Employee Relocation Policy. Although not all inclusive, highlights include Company paid professional relocation services, reimbursement for expenses related to the sale and purchase of your primary home, temporary housing for sixty (60) days, movement of your household goods and vehicles through a vendor selected by the Company as well as return and home finding trips. All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company. This assistance will be available for twelve (12) months following the initiation of your relocation. Please note that if you voluntarily leave the employment of Hertz for during the two year period following the commencement of your position, you will be required to reimburse the Company for the entire amount of the expenditures regarding your relocation. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement.
Hertz provides you the opportunity to participate in a comprehensive employee benefits program. The benefits offered by the new company have yet to be established. After the spin, you will receive benefits and executive perquisites offered to the executives and general employee population of the new company.
This benefit program Hertz currently offers a full menu of company paid and employee voluntary programs as follows:

•	Medical

•	Dental

•	Vision

•	Health Care Flexible Spending Account

•	Long Term Disability

•	Accidental Death and Dismemberment

•	Dependent Care Flexible Spending Account

•	Life Insurance

•	Dependent Life Insurance

•	401(k) Savings Plan
It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.
It is also a fundamental term and condition of your employment that:

(i)You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non Competition and/or Non Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company's policies and procedures.

(vi)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii)You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney's fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii)You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the forgoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.
In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, you may be eligible to receive a severance payment equal to eighteen months of your base pay and average bonus. Payment of any such severance shall be contingent upon the execution of a General Release including noncompetition and non-disclosure provisions.
Per Hertz's standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.
Very truly yours,
/s/ Brian MacDonald
Brian MacDonald
Chief Executive Officer
Hertz Equipment Rental Company

ACCEPTANCE
I, Chris Cunningham, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non Competition Agreement.)

/s/ Christian Cunningham	8-18-2014
Date:

cc: D. Zeleny
M. Harrison